Exhibit 99.1

Tasty Baking Company Reports Second Quarter 2008 Results

Company reports net sales growth of 1.8% versus last year

PHILADELPHIA--(BUSINESS WIRE)--Tasty Baking Company (NasdaqGM:TSTY) today reported net sales of $44.6 million for its second quarter ended June 28, 2008, a 1.8% increase from the $43.8 million reported for the second quarter last year. The company reported net income of $0.1 million in the second quarter of 2008 compared to $0.9 million in the second quarter of 2007. The results from the second quarter 2008 included $2.4 million, pre-tax, in higher ingredient and packaging costs, which drove a gross margin decline of 5.0 percentage points. In addition, net income in the second quarter of 2008 and 2007 included $0.8 million and $0.5 million, respectively, of accelerated after-tax depreciation expense due to a change in useful lives of assets at the Philadelphia bakery related to the company’s plan to complete the move from its present Philadelphia facilities in 2010. EBITDA for the second quarter 2008 declined to $3.5 million versus $3.9 million in the second quarter 2007.

FINANCIAL HIGHLIGHTS SECOND QUARTER 2008
$ in millions, except per share data (unaudited)
	2008 Q2	2007 Q2	% Change[1]	2008 Year- to-date	2007 Year- to-date	% Change[1]
Gross Sales	$72.2	$70.0	3.1%	$141.5	$140.4	0.8%
Discounts & Allowances			5.4%			3.5%
Net Sales	$44.6	$43.8	1.8%	$87.4	$88.1	-0.8%
Route Net Sales			2.2%			-0.3%
Non-route Net Sales			0.6%			-2.4%
Depreciation[2]	$3.1	$2.4	28.4%	$6.1	$4.0	50.9%
Gross Margin[3] %	27.7%	32.7%	-5.0 pps	26.7%	33.0%	-6.3 pps
Net Income[4]	$0.1	$0.9	-92.1%	($0.9)	$1.8	n/m
Net Income / (Loss) per Fully-diluted Share[5]	$0.01	$0.12	-91.7%	($0.11)	$0.22	n/m
EBITDA[6]	$3.5	$3.9	-9.8%	$5.5	$7.1	-22.4%

Footnotes:

1 Percentages may not calculate due to rounding

2 Includes accelerated depreciation recorded due to a change in useful lives of assets at the Philadelphia bakery related to the company’s plan to move from its present facility. In 2008, Q2 and Year-to-Date include pre-tax accelerated depreciation of $1.3 million and $2.6 million, respectively. In 2007, Q2 and Year-to-Date include pre-tax accelerated depreciation of $0.7 million.

3 Based on net sales less cost of sales and depreciation. In 2008, accelerated depreciation as described in footnote 2 reduced gross margin by approximately 300 basis points in Q2 and Year-to-Date. In 2007, accelerated depreciation reduced gross margin by approximately 160 basis points in Q2 and 80 basis points Year-to-Date.

4 Due to the after-tax impact of accelerated depreciation described in footnote 2, results in 2008 were reduced by $0.8 million in Q2 and $1.6 million Year-to-Date. In 2007, results for Q2 and Year-to-Date were reduced by approximately $0.5 million.

5 Results from 2007 and 2008 were reduced due to the impact of accelerated depreciation expense described in footnote 2. In 2008 Q2 and 2008 Year-to-Date were reduced by approximately $0.10 per share and $0.20 per share, respectively. In 2007 Q2 and 2007 Year-to-Date were reduced by approximately $0.06 per share.

6 Earnings before net interest, income taxes, depreciation and amortization (reconciliation table of GAAP Net Income to EBITDA, a non-GAAP financial measure, is provided below).

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “In the second quarter of 2008, increasing commodity costs continued to have a significant impact on our financial results. We were, however, able to mitigate this impact by focusing on cost containment, efficiency improvements, and product pricing actions.”

“Specifically, during the quarter we reduced selling, general, and administrative expenses by $1.0 million or 7.6% compared to the same period a year ago and continued to improve operational performance at each of our manufacturing facilities. In addition, in the second quarter of 2008 we raised list prices on donuts and pies and made changes to our promotional pricing strategy.”

Mr. Pizzi continued, “In terms of the new bakery project, construction is proceeding as planned and we remain within budget. This new facility will be a transformational event for the company and we continue to make good progress towards its successful completion. At the same time, we are mindful of balancing these efforts against the resource requirements of managing the day to day needs of the business.”

RESULTS OF OPERATIONS

Total gross sales increased 3.1% in the second quarter of 2008 compared to the same period in 2007 driven by 5.2% growth in Route gross sales. Route gross sales benefitted from continued growth in Single Serve volumes, product pricing, and the shift of the Easter holiday to the first quarter of 2008 from its traditional occurrence in the second quarter of the year. The shift in timing of the holiday pushed the seasonal slowdown in sales volumes typically associated with Easter to the first quarter of 2008 from the second quarter of the year. Route net sales grew 2.2% versus the second quarter of 2007 and were negatively impacted by an increased rate of product returns, primarily within the grocery channel. Non-Route net sales grew 0.6% in the second quarter of 2008 as compared to the same period a year ago due to growth in vending and third-party distribution. For the twenty-six weeks ended June 28, 2008, total gross sales increased 0.8%, while net sales declined 0.8% versus the comparable period in 2007.

Cost of sales, excluding depreciation, increased 7.8% on a unit volume decline of 3.4% in the second quarter of 2008 as compared to the prior year period. Variable manufacturing expense per case in the second quarter of 2008 increased 13.1% versus the comparable period in 2007. This increase was driven by a $2.4 million increase in ingredient and packaging costs, primarily resulting from higher egg, grain, and oil prices. Fixed manufacturing expenses rose 4.3% in the second quarter of 2008 versus the second quarter of 2007. This increase resulted from the $0.4 million benefit from a change in the company’s employee benefit plans that began in the second quarter of 2007. Cost of sales, excluding depreciation, for year-to-date 2008 was up 5.4% on a 3.9% decrease in unit volume versus the same period in 2007.

Gross margin in the second quarter of 2008 declined 5.0 percentage points to 27.7% of net sales as compared to the second quarter of 2007. This decline was primarily attributable to the $2.4 million increase in ingredient and packaging costs, which translates into a gross margin decrease of approximately 5.5 percentage points compared to the same period a year ago. Additionally, 1.5 percentage points of the gross margin decline was due to incremental depreciation primarily resulting from the planned move to new facilities in 2010 and 0.7 percentage points of the decline resulted from higher fixed manufacturing costs when compared to last year. Partially offsetting these declines were approximately 2.7 percentage points of benefit from increased selling prices. To further offset the impact of commodities, in August of 2008, we are taking additional list pricing action on family pack cake and selected family pack donut products. Year-to-date gross margin declined 6.3 percentage points to 26.7% of net sales.

Selling, general and administrative expense in the second quarter of 2008 declined 7.6% or $1.0 million versus the comparable period in 2007. This decrease was primarily due to lower compensation and other employee related costs as well as lower marketing expenses, which were partially offset by higher transportation costs. Selling, general, and administrative expenses declined to 26.9% of net sales in the second quarter 2008 compared to 29.6% of net sales in the same quarter 2007. For the twenty-six weeks ended June 28, 2008, selling, general and administrative expenses declined 8.4% versus the same period last year.

Paul D. Ridder, senior vice president and chief financial officer, said, “While the continued volatility in the commodity market is challenging, we remain committed to the strategy of managing the business to minimize risk. Additionally, we continue to evaluate the proper level of pricing and promotion as we attempt to recover profits absorbed by higher ingredient and packaging costs.”

Mr. Ridder continued, “Our efforts to manage the business in this difficult economic environment will also require us to continue leveraging our cost containment programs while at the same time seeking out new opportunities to improve efficiencies and drive the top-line. We remain committed to offsetting the impact of higher ingredient and packaging costs through this focused and multi-tiered effort.”

2008 OPERATING OUTLOOK

Despite the difficult operating environment arising from volatile commodities markets and the state of the economy, during the second quarter of 2008, the company delivered earnings in-line with market expectations. However, due to the difficult operating environment and our responses to the challenges it presented, the composition of earnings in the second quarter 2008 varied from our expectations. The remainder of 2008 is expected to continue to be subject to many uncertainties and variations. In light of the increased volatility in the commodity markets and the potential impact on ingredient and packaging costs, along with shifts in consumer behavior resulting from the current economic environment, the company is withdrawing its detailed operating outlook for 2008. For 2008, which will include approximately $3.2 million, after tax, in accelerated depreciation arising from the company’s decision to move from its present Philadelphia facilities in 2010, we expect to generate a net loss in the range of $1.7 million to $3.2 million.

CONFERENCE CALL

Tasty Baking Company management will host a conference call Friday, August 1, 2008, at 11:00 a.m. EDT to discuss the company’s financial results and other business developments. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company’s web site, http://www.tastykake.com. The webcast link can be found in the “Investors” section, under the subheading “Webcasts & Presentations.” For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company’s website. To access a telephone replay, please call 1-888-203-1112 and enter the passcode “9554999.” The telephone replay will be available from 2:00 p.m. on August 1, 2008, until 2:00 p.m. on August 8, 2008.

NON-GAAP FINANCIAL MEASURES

In addition to the reported results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented EBITDA (see below), which is a non-GAAP financial measure. EBITDA represents earnings before net interest, income taxes, depreciation and amortization. The company also presents gross profit, a GAAP financial measure, excluding the impact of depreciation (“gross profit excluding depreciation”), which is a non-GAAP financial measure, to provide a more comparable metric to prior quarters’ performance. The company believes that these non-GAAP financial measures, viewed in addition to the company’s reported GAAP results, provide useful information and greater transparency to investors in regards to the company’s performance and position within its industry. The company uses these non-GAAP financial measures internally to evaluate the company’s operating performance on a period over period basis and for forecasting future periods. EBITDA, as presented herein, is not necessarily comparable to similarly titled measures of other companies. A schedule is included below that provides a reconciliation of EBITDA to net income, the GAAP measure the company believes to be most directly comparable to EBITDA. In addition, a schedule is provided below reconciling gross profit excluding depreciation to gross profit.

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (NasdaqGM:TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. These forward-looking statements may be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "would," "is likely to," or "is expected to" and other similar terms. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to lease and fit-out a new facility and relocate thereto, the risks of business interruption while transitioning to a new facility, possible disruption of production efficiencies arising out of the company’s announcement of and subsequent reduction in workforce, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the company will succeed in implementing its manufacturing and sales strategies or that estimated operating cash savings will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
(Unaudited)
(000's, except per share amounts)

		13 Weeks Ended		26 Weeks Ended
		6/28/2008	6/30/2007	6/28/2008	6/30/2007

	Gross sales	$72,180	$69,982	$141,473	$140,363
	Less discounts and allowances	(27,586)	(26,177)	(54,058)	(52,234)
	Net sales	44,594	43,805	87,415	88,129

	Cost of sales, exclusive of depreciation shown below	29,192	27,076	57,986	55,037
	Depreciation	3,069	2,391	6,099	4,043
	Selling, general and administrative	11,993	12,976	24,004	26,201
	Interest expense	508	124	964	439
	Other income, net	(193)	(202)	(392)	(433)

	Income / (loss) before provision for income taxes	25	1,440	(1,246)	2,842

	Provision for income taxes	(50)	496	(362)	1,022

	Net income / (loss)	$75	$944	$(884)	$1,820

Average number of shares outstanding:	Basic	8,034	8,034	8,034	8,033
	Diluted	8,144	8,138	8,034	8,134
	Per share of common stock:

Net income / (loss):	Basic	$0.01	$0.12	($0.11)	$0.23
	Diluted	$0.01	$0.12	($0.11)	$0.22

	Cash Dividend	$0.05	$0.05	$0.10	$0.10

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
(Unaudited)
(000's)

	6/28/2008	12/29/2007

Current assets	$33,521	$30,984
Property, plant, and equipment, net	81,978	74,090
Other assets	21,260	19,447

Total assets	$136,759	$124,521

Current liabilities	$19,333	$16,954
Long-term debt	38,467	26,700
Accrued pension and other liabilities	26,001	26,066
Postretirement benefits other than pensions	7,429	7,365
Shareholders' equity	45,529	47,436

Total liabilities and shareholders' equity	$136,759	$124,521

Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company earnings release of August 1, 2008

The table below reconciles net income, presented in accordance with GAAP, to earnings before net interest, income taxes, depreciation and amortization (EBITDA), which is a non-GAAP financial measure.

(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	6/28/2008	6/30/2007	6/28/2008	6/30/2007

Net Income	$75	$944	$(884)	$1,820
Add (Subtract):
Net interest	280	(109)	507	(23)
Provision for income taxes	(50)	496	(362)	1,022
Depreciation	3,069	2,391	6,099	4,043
Amortization	112	141	188	283
EBITDA	$3,486	$3,863	$5,548	$7,145

The table below reconciles gross profit, presented in accordance with GAAP, to gross profit excluding depreciation, which is a non-GAAP financial measure.

(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	6/28/2008	6/30/2007	6/28/2008	6/30/2007

Net Sales	$44,594	$43,805	$87,415	$88,129
Subtract:
Cost of Goods Sold	29,192	27,076	57,986	55,037
Depreciation	3,069	2,391	6,099	4,043
Gross Profit	$12,333	$14,338	$23,330	$29,049
Gross margin including depreciation (% of net sales)	27.7%	32.7%	26.7%	33.0%

Add:
Depreciation	3,069	2,391	6,099	4,043
Gross Profit excluding depreciation	$15,402	$16,729	$29,429	$33,092
Gross margin excluding depreciation (% of net sales)	34.5%	38.2%	33.7%	37.5%

CONTACT:
Tasty Baking Company
Chad Ramsey
V.P., Financial Planning & Investor Relations
215-221-8538
chad.ramsey@tastykake.com
or
Paul D. Ridder
Chief Financial Officer
215-221-8500